Exhibit 10.03
Grant No. 00046129

INTUIT INC. 2002 PLAN OPTION GRANT AGREEMENT

Intuit Inc., a Delaware corporation (the “Company”), hereby grants you a stock option (“Option”), pursuant to the Company’s 2002 Equity Incentive Plan, as amended through July 30, 2003 (the “Plan”), to purchase shares of the Company’s Common Stock, $0.01 par value per share (“Common Stock”), as described below. This Option is subject to all of the terms and conditions of the Plan, which is incorporated into this Agreement by reference. All capitalized terms in this Agreement that are not defined in the Agreement have the meanings given to them in the Plan.

Name of Participant:	Stephen M. Bennett
Employee ID:
Address:

Number of Shares:	225,000
Type of Option:	Non-qualified Stock Option
Exercise Price Per Share:	$37.4400
Date of Grant:	07/31/2004
First Vesting Date:	07/31/2005
Expiration Date:	07/30/2011
Vesting Schedule:
So long as you are providing services to the Company, 33 1/3% of the Shares will vest on the First Vesting Date; then 2.778% of the Shares will vest on each monthly anniversary of the First Vesting Date until 100% vested. On your Termination, the Option will cease to vest unless (a) your Termination occurs due to your death or Total Disability, in which case the Option will accelerate in full or (b) your Termination occurs within twelve months following a Corporate Transaction, in which case the Option will accelerate as to an additional twelve months. Following your Termination, you may exercise the Option (1) for a period of one year following the date of your Termination for reasons other than your death or for Cause (as defined in your July 30, 2003 Employment Agreement); (2) for a period of eighteen months following the date of your Termination due to your death or if you die within three months of your Termination; and (3) for a period of ninety days following your Termination for Cause. Vesting may also be suspended in accordance with Company policies, as described in Section 5.6 of the Plan.

To exercise this Option, you must follow the exercise procedures established by the Company, as described in Section 5.5 of the Plan. This Option may be exercised only with respect to vested shares. Payment of the Exercise Price for the Shares may be made in cash (by check) and/or, if a public market exists for the Company’s Common Stock, by means of a Same-Day-Sale Commitment or Margin Commitment from you and an NASD Dealer (as described in Section 8.1 of the Plan). Upon exercise of this Option, you understand that the Company may be required to withhold taxes.

This Agreement (including the Plan, which is incorporated by reference) constitutes the entire agreement between you and the Company with respect to this Option, and supersedes all prior agreements or promises with respect to the Option. Except as provided in the Plan, this Agreement may be amended only by a written document signed by the Company and you. Subject to the terms of the Plan, the Company may assign any of its rights and obligations under this Agreement, and this Agreement shall be binding on, and inure to the benefit of, the successors and assigns of the Company. Subject to the restrictions on transfer of the Option described in Section 11 of the Plan, this Agreement shall be binding on your permitted successors and assigns (including heirs, executors, administrators and legal representatives). All notices required under this Agreement or the Plan must be mailed or hand-delivered to the Company or to you at its or your respective addresses set forth in this Agreement, or at such other address designated in writing by either of the parties to the other.

Additional information about the Plan and this Option (including certain tax consequences of exercising the Option and disposing of the Shares) is contained in the Prospectus for the Plan. A copy of the Prospectus is available on the stock options pages of the Intuit Legal Department intranet web site or by calling Sharon Savatski, the Company’s Stock Plan Analyst, at (650) 944-6504.

The Company has signed this Option Agreement effective as the Date of Grant.

INTUIT INC. 2632 Marine Way Mountain View, California 94043
By:	/s/ ROBERT B. HENSKE
Robert B. Henske, Senior Vice President
and Chief Financial Officer

PARTICIPANT’S ACCEPTANCE

I accept this Agreement and agree to the terms and conditions in this Agreement and the Plan. I acknowledge that I have received a copy of the Company’s 2002 Equity Incentive Plan, and I understand and agree that this Agreement is not meant to interpret, extend, or change the Plan in any way, nor to represent the full terms of the Plan. If there is any discrepancy, conflict or omission between this Agreement and the provisions of the Plan as interpreted by the Company, the provisions of the Plan shall apply.

Signed: /s/ STEPHEN M. BENNETT

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